The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2025

Citigroup Global Markets Holdings Inc.	October , 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH29179 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Equity Linked Securities Linked to the Worst Performing of the FTSE MIB Index, the Nikkei 225 Index, the Russell 2000® Index and the EURO STOXX® Banks Index Due April 29, 2027

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer periodic coupon payments at an annualized rate that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher yield, you must be willing to accept the risks that (i) the securities may be automatically called for redemption prior to maturity in the circumstances described below and (ii) if the securities are not automatically redeemed prior to maturity and a downside event (as described below) occurs, you may receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. Each of these risks will depend solely on the performance of the worst performing of the underlyings specified below.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Downside threshold value**
	FTSE MIB Index	43,122.19	30,918.610
	Nikkei 225 Index	50,453.64	36,175.260
	Russell 2000® Index	2,506.650	1,797.268
	EURO STOXX® Banks Index	229.74	164.724

* For the Russell 2000® Index, its closing value on the strike date; for each of the FTSE MIB Index, the Nikkei 225 Index and the EURO STOXX® Banks Index, its opening value on October 29, 2025

** For each underlying, 71.70% of its initial underlying value

Stated principal amount:	$1,000 per security
Strike date:	October 28, 2025. The initial underlying value for the Russell 2000® Index is its closing value on the strike date, and the initial underlying value for each of the FTSE MIB Index, the Nikkei 225 Index and the EURO STOXX® Banks Index is its opening value on October 29, 2025.
Pricing date:	October 31, 2025
Issue date:	November 5, 2025
Valuation date:	April 22, 2027, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, April 29, 2027
Coupon payment dates:	The 29th day of each January, April, July and October, beginning in January 2026 provided that the April 2027 coupon payment date will be the maturity date. If any coupon payment date is not a business day, the payment to be made on that coupon payment date will be made on the next succeeding business day with the same force and effect as if made on that coupon payment date. No interest will accrue as a result of any delayed payment.
Coupon payments:	On each coupon payment date, unless previously redeemed, the securities will pay a coupon equal to 2.15% of the stated principal amount of the securities (equivalent to a coupon rate of 8.60% per annum).
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold, the final coupon payment plus:

▪ If a downside event does not occur: $1,000

▪ If a downside event occurs: $1,000 + ($1,000 × the underlying return of the worst performing underlying on the valuation date)

If the securities have not been automatically redeemed prior to maturity and a downside event occurs, you will receive less than 71.70% of the stated principal amount of your securities, and possibly nothing, at maturity.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Downside event:	A downside event will occur if the final underlying value of the worst performing underlying on the valuation date is less than its downside threshold value
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	$28.50	$971.50
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $897.50 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023      Underlying Supplement No. 11 dated March 7, 2023
Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Automatic early redemption:	If, on any potential autocall date, the closing value of the worst performing underlying on that potential autocall date is greater than or equal to its initial underlying value, each security you then hold will be automatically called on that potential autocall date for redemption on the immediately following coupon payment date for an amount in cash equal to $1,000 plus the related coupon payment. The automatic early redemption feature may significantly limit your potential return on the securities. If the worst performing underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically called for redemption prior to maturity, cutting short your opportunity to receive coupon payments. The securities may be automatically called for redemption as early as the first potential autocall date specified below.
Potential autocall dates:	April 22, 2026, July 22, 2026, October 22, 2026 and January 22, 2027, each subject to postponement as if such date were the valuation date as described in the accompanying product supplement. If a scheduled potential autocall date is postponed by one or more business days, the immediately following coupon payment date will be postponed by an equal number of business days.
Final underlying value:	For each underlying, its closing value on the valuation date
Worst performing underlying:	For any date, the underlying with the lowest underlying return on that date
Underlying return:	For each underlying on any date, (i) its closing value on that date minus its initial underlying value, divided by (ii) its initial underlying value
CUSIP / ISIN:	17331BUP2 / US17331BUP20

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the Nikkei 225 Index, the Russell 2000® Index and the EURO STOXX® Banks Index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity on the Securities

The table below indicates what your payment at maturity would be for various hypothetical underlying returns of the worst performing underlying on the valuation date, assuming the securities are not automatically redeemed prior to maturity.  Your actual payment at maturity (if the securities are not automatically redeemed prior to maturity) will depend on the actual final underlying value of the worst performing underlying on the valuation date.

Hypothetical Underlying Return of Worst Performing Underlying on the Valuation Date	Hypothetical Payment at Maturity(1)
50.00%	$1,021.50
20.00%	$1,021.50
10.00%	$1,021.50
0.00%	$1,021.50
-10.00%	$1,021.50
-20.00%	$1,021.50
-28.30%	$1,021.50
-28.31%	$738.40
-30.00%	$721.50
-40.00%	$621.50
-50.00%	$521.50
-60.00%	$421.50
-70.00%	$321.50
-80.00%	$221.50
-90.00%	$121.50
-100.00%	$21.50

(1) Includes final coupon payment.  Each security has a stated principal amount of $1,000.00.

The examples below illustrate how to determine the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. You should understand that the term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited by the automatic early redemption feature of the securities, which is not reflected in the examples below. The outcomes illustrated below are not exhaustive, and your actual payment at maturity on the securities (if the securities are not earlier automatically redeemed) may differ from any example illustrated below.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or downside threshold values of the underlyings.  For the actual initial underlying value and downside threshold value of each underlying, see the cover page of this pricing supplement.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and downside threshold value of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical initial underlying value	Hypothetical downside threshold value
FTSE MIB Index	100	71.70 (71.70% of its hypothetical initial underlying value)
Nikkei 225 Index	100	71.70 (71.70% of its hypothetical initial underlying value)
Russell 2000® Index	100	71.70 (71.70% of its hypothetical initial underlying value)
EURO STOXX® Banks Index	100	71.70 (71.70% of its hypothetical initial underlying value)

The hypothetical examples below illustrate the calculation of the payment at maturity on the securities, assuming that the securities have not been earlier automatically redeemed and that the final underlying values of the underlyings are as indicated below.

	Hypothetical final underlying value of FTSE MIB Index	Hypothetical final underlying value of Nikkei 225 Index	Hypothetical final underlying value of Russell 2000® Index	Hypothetical final underlying value of EURO STOXX® Banks Index	Hypothetical payment at maturity per $1,000 security
Example 1	150 (underlying return = (150 – 100) / 100 = 50%)	130 (underlying return = (130 – 100) / 100 = 30%)	120 (underlying return = (120 – 100) / 100 = 20%)	140 (underlying return = (140 – 100) / 100 = 40%)	$1,021.50
Example 2	105 (underlying return = (105 – 100) / 100 = 5%)	140 (underlying return = (140 – 100) / 100 = 40%)	90 (underlying return = (90 – 100) / 100 = -10%)	30 (underlying return = (30 – 100) / 100 = -70%)	$321.50

PS-3

Citigroup Global Markets Holdings Inc.

Example 1: In this example, the Russell 2000® Index has the lowest underlying return and, therefore, is the worst performing underlying on the valuation date.  In this scenario, the final underlying value of the worst performing underlying on the valuation date is greater than its downside threshold value and, as a result, a downside event does not occur.  Accordingly, at maturity, you would receive the $1,000 stated principal amount of the securities plus the final coupon payment.  You would not participate in the appreciation of any of the underlyings.

Example 2: In this example, the EURO STOXX® Banks Index has the lowest underlying return and, therefore, is the worst performing underlying on the valuation date.  In this scenario, the final underlying value of the worst performing underlying on the valuation date is less than its downside threshold value and, as a result, a downside event occurs.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 + ($1,000 × the underlying return of the worst performing underlying on the valuation date) + the final coupon payment

= $1,000 + ($1,000 × -70%) + the final coupon payment

= $1,000 + -$700 + $21.50

= $321.50

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity.  You would incur a loss based on the performance of the worst performing underlying on the valuation date.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performing underlying on the valuation date. If the final underlying value of the worst performing underlying on the valuation date is less than its downside threshold value, a downside event will occur and you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying on the valuation date has declined from its initial underlying value, regardless of the performance of the other underlyings. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment.

▪	The initial underlying values may be higher than the closing values of the underlyings on the pricing date. If the closing values of the underlyings on the pricing date are less than their initial underlying values, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying values set on the pricing date.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. On any potential autocall date, the securities will be automatically called for redemption if the closing value of the worst performing underlying on that potential autocall date is greater than or equal to its initial underlying value. As a result, if the worst performing underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically redeemed, cutting short your opportunity to receive coupon payments. If the securities are automatically redeemed prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	Higher coupon payment rates are associated with greater risk. The securities offer coupon payments at a per annum rate that is higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon payment rate, investors in the securities will be subject to significantly greater risk than investors in our conventional debt securities, including the risk that you may lose a significant portion, and up to all, of your investment at maturity (excluding the final coupon payment). The volatility of and the correlation between the underlyings are important factors affecting these risks. In general, the higher the expected volatility of the underlyings, and the lower the expected correlation between the underlyings, the greater the coupon payment rate on the securities. However, higher expected volatility and lower expected correlation would also represent a greater expected likelihood as of the pricing date that the final underlying value of the worst performing underlying on the valuation date will be less than its downside threshold value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any of the underlyings.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the potential autocall dates and the valuation date, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the potential autocall dates and the valuation date. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the potential autocall dates, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the potential autocall dates and the valuation date. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, the dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

PS-6

Citigroup Global Markets Holdings Inc.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The FTSE MIB Index, the Nikkei 225 Index and the EURO STOXX® Banks Index are subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the FTSE MIB Index and the EURO STOXX® Banks Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The FTSE MIB Index and the EURO STOXX® Banks Index are composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the FTSE MIB Index and the EURO STOXX® Banks Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the FTSE MIB Index and the EURO STOXX® Banks Index.

▪	The performance of the Nikkei 225 Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar. The Nikkei 225 Index is composed of stocks traded in Japanese yen, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the Nikkei 225 Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Japanese yen appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the Nikkei 225 Index.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS-7

Citigroup Global Markets Holdings Inc.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the FTSE MIB Index

The FTSE MIB Index measures the performance of 40 shares listed on the Borsa Italiana (BIt) and seeks to replicate the broad sector weights of the Italian stock market.  For additional information about the FTSE MIB Index, see Annex A to this pricing supplement.

We have derived all information regarding the FTSE MIB Index from publicly available information and have not independently verified any information regarding the FTSE MIB Index.  This pricing supplement relates only to the securities and not to the FTSE MIB Index.  We make no representation as to the performance of the FTSE MIB Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the FTSE MIB Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the FTSE MIB Index on October 30, 2025 was 43,202.40.

The graph below shows the closing value of the FTSE MIB Index for each day such value was available from January 2, 2015 to October 30, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

FTSE MIB Index – Historical Closing Values January 2, 2015 to October 30, 2025

PS-9

Citigroup Global Markets Holdings Inc.

Information About the Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of ETFs, REITs, preferred stock or other preferred securities or tracking stocks, are excluded from the Nikkei 225 Index. It is calculated and maintained by Nikkei Inc.

Please refer to the section “Equity Index Descriptions—The Nikkei 225 Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nikkei 225 Index from publicly available information and have not independently verified any information regarding the Nikkei 225 Index. This pricing supplement relates only to the securities and not to the Nikkei 225 Index. We make no representation as to the performance of the Nikkei 225 Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nikkei 225 Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Nikkei 225 Index on October 30, 2025 was 51,325.61.

The graph below shows the closing value of the Nikkei 225 Index for each day such value was available from January 2, 2015 to October 30, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

Nikkei 225 Index – Historical Closing Values January 2, 2015 to October 30, 2025

PS-10

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index.  This pricing supplement relates only to the securities and not to the Russell 2000® Index.  We make no representation as to the performance of the Russell 2000® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Russell 2000® Index on October 30, 2025 was 2,465.953.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2015 to October 30, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2015 to October 30, 2025

PS-11

Citigroup Global Markets Holdings Inc.

Information About the EURO STOXX® Banks Index

The EURO STOXX® Banks Index includes companies in the banks supersector within the STOXX® Europe 600 Index, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX® Banks Index is reported by Bloomberg L.P. under the ticker symbol “SX7E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX® Banks Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX® Banks Index from publicly available information and have not independently verified any information regarding the EURO STOXX® Banks Index.  This pricing supplement relates only to the securities and not to the EURO STOXX® Banks Index.  We make no representation as to the performance of the EURO STOXX® Banks Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the EURO STOXX® Banks Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the EURO STOXX® Banks Index on October 30, 2025 was 232.21.

The graph below shows the closing value of the EURO STOXX® Banks Index for each day such value was available from January 2, 2015 to October 30, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

EURO STOXX® Banks Index – Historical Closing Values January 2, 2015 to October 30, 2025

PS-12

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,”  if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

PS-13

Citigroup Global Markets Holdings Inc.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $28.50 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $28.50 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-14

Citigroup Global Markets Holdings Inc.

Annex A

The FTSE MIB Index

All information contained in this pricing supplement regarding the FTSE MIB Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”).  The FTSE MIB Index is calculated, maintained and published by FTSE.  FTSE has no obligation to continue to publish, and may discontinue publication of, the FTSE MIB Index.

The FTSE MIB Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol “FTSEMIB.”

The FTSE MIB Index is a benchmark index for the Italian equity markets belonging to the FTSE Italia Index Series.  Capturing approximately 80% of the domestic market capitalization, the FTSE MIB Index is comprised of highly liquid companies in Italy.

The FTSE MIB Index measures the performance of 40 shares listed on the Borsa Italiana (BIt) and seeks to replicate the broad sector weights of the Italian stock market. The FTSE MIB Index is derived from the universe of stocks trading on the Blt Milan (MTA) and Euronext Milan (MIV) markets.  The FTSE MIB Index is market capitalization-weighted after adjusting constituents for float.  Individual constituent weights are capped at 15%.  Index constituents are categorized in accordance with the Industry Classification Benchmark (ICB), the global standard for industry sector analysis.

The base value of the FTSE MIB Index was set at the level of the MIB 30 Index at the close of trading on October 31, 2003 (10,644).  Historical values for the FTSE MIB Index have been back calculated to December 31, 1997 (24,402).  The FTSE MIB Index is calculated on a real-time basis in EUR.

Eligible Securities

The FTSE MIB Index constituent shares are selected from the broad Italian equity universe.  All stocks traded on the BIt MTA and MIV markets, except for savings shares (azioni di risparmio) and preferred shares, are eligible for inclusion in the FTSE MIB Index.  Preferred shares, however, may be eligible if the ordinary shares of a company are not listed or have consistently less liquidity than the preferred shares.

Companies whose business is that of holding equity and other investments (e.g., investment trusts) which are classified as belonging to the Equity Investment Instruments Subsector within the ICB, and non-equity investment vehicles which are classified as belonging to the Non-Equity Investment Instruments Subsector within the ICB are not eligible for inclusion.

Minimum Voting Rights

Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion.  Emerging market securities are not subject to this requirement.  Companies whose business is that of holding equity and other investments classified by the New Industry Classification Benchmark as Subsector Closed End Investments (30204000) and non-equity investment instruments classified as belonging to the Open End and Miscellaneous Investment Vehicles (30205000) are not eligible for inclusion.

Existing constituents with a developed market nationality who do not currently meet the above requirement have a 5 year grandfathering period to comply. If subsequently they continue to fail the minimum voting rights requirement they will be removed from the FTSE MIB Index at the September 2022 review.

Index Qualification Criteria

In order to identify a candidate pool for FTSE MIB Index constituent selection, stocks are examined using the following general criteria:

Market Capitalization

The float-adjusted market capitalization is determined through an Investable Weight Factor (IWF):

IWF = 100% - Sum of the % of shareholdings held by restricted shareholders

Investability Weighting

Constituents of the FTSE MIB Index are adjusted for free float and foreign ownership limits.  Free float restrictions include:



Shares held by public companies, non-listed subsidiaries of public companies, private companies, employee share plans (ESOP), or holding companies.

Shares held by foundations and endowments.

Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).

	Shares held by individual holders disclosed within corporate filings, regardless of amount.
PS-15

Citigroup Global Markets Holdings Inc.

Portfolio holdings (such as shares held by banks and trusts, finance companies, hedge funds, investment advisors, insurance companies, pension funds, investment management companies, brokerage firms, mutual funds or exchange traded funds) are generally not considered as restricted. However where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted. The shares will remain restricted until the holding falls below 30%.
Shares that are held by sovereign wealth funds where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.
Shares that are held in treasury.
Shares held by private equity firms and venture capital funds where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%..
All shares where the holder is subject to a lock-in clause (for the duration of that clause).
US eligible companies that conduct their initial public offering via a de-SPAC transaction will only be considered for index inclusion following expiry of the longest stated lock-up. Former SPACs will be evaluated at the quarterly review following the expiry of the lock-up within the stated data cut-off window.
All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time) will be removed from free float.
	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
	Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees)

Initial weighting

Companies with a free float of 5% or below are excluded from the FTSE MIB Index.

Quarterly updates

In June, a constituent’s free float is updated regardless of size. No buffers are applied.

At the March, September and December quarterly updates, a constituent with a free float greater than 15% will have its free float updated if it moves by more than 3 percentage points above or below the existing free float.  A constituent with a free float of 15% or below will be subject to a 1 percentage point threshold.  Quarterly updates to free float will be applied after the close of business on the third Friday of March, June, September and December.  The data cut-off for these quarterly changes will be the close of business on the last business day of January, April, July and October, respectively.

Free float changes resulting from corporate events will not be subject to the buffers as detailed above and will be implemented in line with the event.

Treasury shares are always excluded from the shares in issue, regardless of their size. Shares with a free float of 5% or below are not eligible for inclusion in the FTSE MIB Index.

The primary sources of shareholder information for Italian companies are Commissione Nazionale per le Società e la Borsa (“CONSOB”) and companies’ official communications (annual report, quarterly reports and prospectuses).

The analysis is based on the total stake held by the ultimate shareholder.  In the case of stock lending contracts or nominee holdings, the analysis is based on the owner of shares and not on the person/entity having the voting rights.  In the case of shares lent to banks, the analysis is based on the owner of the shares and not on the bank, and is independent of the allocation of voting rights.

Shares with a free float of 5% or below are not eligible for inclusion in the FTSE MIB Index.

Minimum voting rights

Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Emerging market securities are not subject to this requirement.

The percentage of a company’s voting rights in public hands is calculated as:

PS-16

Citigroup Global Markets Holdings Inc.

Liquidity

Liquidity is measured by the stock’s 6-month value traded in euro, on BIt order book markets and by number of days traded.

Shares Outstanding

The primary source of information for Italian shares is the BIt Official List.

Periodic Review of Constituent Shares

The FTSE MIB Index will be reviewed on a quarterly basis in March, June, September and December using market data as at the close of business on the Monday 4 weeks prior to the review effective date.  Any constituent changes will be implemented after close of business on the third Friday in March, June, September and December of the review month.  If the third Friday of the review month is a holiday, the preceding closing days prices will be used.  FTSE is responsible for publishing the outcome of the periodic review.

The underlying universe for the FTSE MIB Index is all stocks trading on the BIt MTA and MIV markets (except for preferred and saving shares).  The FTSE MIB Index will consist of the 40 most liquid and highly capitalized stocks listed on the Blt MTA and MIV markets.  Foreign listed companies are eligible for inclusion in the FTSE MIB Index only if they have complied with BIt requirements in terms of dissemination of information.  The selection procedure is based on size (free float adjusted market capitalization) and liquidity (six months turnover).  FTSE, with the support of the FTSE Italia Index Series Technical Committee is responsible for the implementation of the algorithm and will decide whether special circumstances would warrant making an exceptional change to the index constituents.

The constituents of the FTSE MIB Index are capped at 15% at the time of the quarterly reviews.  Capping procedures are run on the Monday following the second Friday of March, June, September and December, they are based on Friday closing prices and they are implemented after the close of trading of the third Friday of March, June, September and December.  Any constituents whose weights are greater than 15% are capped at 15%.  The weights of all lower ranking constituents are increased correspondingly. The weights of lower ranking constituents are then checked and if they exceed 15%, they are capped at 15%.  This process is repeated until no constituent weight exceeds 15%.  The weight of each stock in the FTSE MIB Index is evaluated in terms of its adjusted market capitalization versus the FTSE MIB Index, and will be re-evaluated at each quarterly review.

Changes to Constituent Shares

Additions

An Index addition outside quarterly reviews generally is made only if a vacancy is created by an index deletion.  Index additions are made according to size and liquidity.  A newly-listed company is added to the FTSE MIB Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least three months.  An exception may be made for extraordinary large global offerings where expected trading volume justifies inclusion.

New listed companies

Newly listed companies are eligible for inclusion in the FTSE MIB Index at the quarterly review providing they have traded a minimum of 20 days.  Newly listed companies whose capitalization is greater than or equal to 3% of the current market capitalization of the FTSE Italia All-Share Index are added to the FTSE MIB Index with an extraordinary revision, to be applied on the first day of listing.  FTSE will announce the revision and will confirm it as soon as all required information is available (start of trading date, shares in issues, free float, IPO price).

Deletions

Deletions outside quarterly reviews can occur due to acquisitions, mergers and spin-offs, or bankruptcies and suspensions, if the relevant Index constituent no longer meets the criteria for inclusion or is no longer representative of its industry group, in the following situations:

Positive outcome of a tender offer

For each tender offer, the FTSE Italia Index Series Technical Committee will agree internally beforehand what the level of acceptance should be to determine whether a tender offer is successful or partially successful, with consideration of the expected liquidity post-event.  If the offer is partially successful and there is a change in the IWF, a notice period of two trading days will be provided. If acceptances exceed the threshold identified by the FTSE Italia Index Series Technical Committee, the constituent is removed from the FTSE MIB Index with two trading days notice.  A replacement constituent is added from a candidate list, also with two trading days notice.

Significant and ascertained or presumed reduction in liquidity or capitalization

The constituent will be removed and replaced in a full rebalancing that uses closing prices of all constituents.

        Whenever the BIt, in accordance with BIt Rules, delists a constituent company (e.g., in cases of the involvement of the issuer in insolvency procedures or in cases of the liquidation of the issuer)

The constituent is removed and replaced in a full rebalance that uses the closing prices of all constituents.

Suspended companies

PS-17

Citigroup Global Markets Holdings Inc.

If FTSE Russell becomes aware that a constituent is suspended, index treatment will be determined as follows:

•	If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the FTSE MIB Index with T+2 notice.

•	In all other cases, the constituent will continue to be included in the FTSE MIB Index for a period of up to 20 business days at its last traded price.

•	If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the FTSE MIB Index for a further period of up to 20 business days or to remove it at zero value. In making this determination, FTSE will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading.

•	This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days.

•	If the suspension period reaches 80 business days and the constituent has not announced a firm date for the resumption of trading during the 40 business day period, FTSE will provide notice that the constituent will be removed at zero value at the next index review following the expiry of the 40 business day period.

•	In certain limited circumstances where the index weight of the constituent is significant and FTSE determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE will set out its rationale for the proposed treatment of the constituent at the end of the 80 business day period.

•	If following the end of the 80 business day period, a suspended constituent that has not announced a firm date for the resumption of trading nevertheless resumes trading before its planned removal date, the constituent will continue to be removed from the FTSE MIB Index as previously announced but in these circumstances the deletion will be implemented at market value.

•	If during the minimum 40 business day notice period, a suspended constituent that had previously announced a firm date for the resumption of trading within that period then nevertheless fails to resume trading on that date, FTSE will give notice that the constituent will be removed at the index review following the expiry of an additional notice period of 40 business days.

•	If a constituent has been removed from the FTSE MIB Index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Mergers / Takeovers between Constituents

If the two merging companies, both the acquiring and the acquired, are index constituents, the newly merged entity will be included in the FTSE MIB Index and a new constituent will be added to fill the gap created by the merger.

Mergers / Takeovers between a Constituent and a Non-Constituent

If a non-constituent acquires a current constituent of the FTSE MIB Index, the latter will be removed from the FTSE MIB Index and will be replaced with a new constituent.  The non-constituent acquiring the company would be eligible for consideration if it qualifies in all other respects.  FTSE will make an announcement detailing any index change.

Weights of the constituents are based on the closing price and the number of shares after the merger.   When there is a merger, there will be a full rebalancing of the FTSE MIB Index.

Where a constituent company acquires a non-constituent for shares, or a combination of cash and shares, the shares of the constituent company will only be updated to reflect the merger when the acquired company is a FTSE Russell Universe member. Any share and/or free float update will be made giving appropriate notice. Where the acquired company is not a FTSE Russell Universe member the shares in the acquiring constituent company will be reviewed at the next quarterly review.

Index Maintenance

The maintenance of the FTSE MIB Index consists of corporate actions, periodic revisions to the FTSE MIB Index and changes due to vacancies created by the deletion of a constituent of the FTSE MIB Index.  The maintenance activity is carried out by FTSE with the objective of minimizing the turnover among index constituents.

In the event of an index change or corporate action resulting in a change to shares in issue or free float for Index constituents that affects the market capitalization of the FTSE MIB Index, the divisor is adjusted to ensure continuity of the FTSE MIB Index.  The number of constituents in the FTSE MIB Index is analyzed at each quarterly review (March, September, June and December) to assess whether the FTSE MIB Index adequately represents the market.  If FTSE, with the support of the FTSE Italia Index Series Technical Committee, decides the number of constituents needs to be changed, a change will be made after providing the market with ample notice.

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At periodic reviews, the prices applied to all constituents of the index are the closing prices of the third Friday of the rebalancing month.

•	On rebalancing days (usually Friday), when the closing auction price of one or more of the constituents in the FTSE MIB Index has not been set by the end of the closing auction session because there is no match in the market, FTSE will use the reference price, defined by BIt as the volume weighted average price of trades in the last 10 minutes of the session (in the absence of trading in that period, the latest traded price in the session; in case of absence of trading, the previous session reference price).

•	If the auction price is not valid, FTSE will use the reference price.

•	If the constituent is suspended, FTSE will use the closing auction price (in its absence, the reference price) set in the previous session, adjusted for any relevant corporate actions.

All share and IWF changes are updated on a quarterly basis using the closing prices on the evening of the third Friday of March, June, September and December, to coincide with the expiry of derivatives of IDEM contracts.  The FTSE MIB Index will be disseminated from the beginning of the next continuous trading session.

The 15% capping adjustment factors are adjusted at each quarterly rebalancing.  The capping numbers are calculated based on the closing prices on the second Friday of March, June, September and December, using the share & IWF numbers from the previous end of month.  The announcement of the capping adjustments to the new IWFs is made alongside the announcement of the new number of shares in issue at the close of trading, no later than the third business day before the effective date, by way of a technical notice.

Following corporate actions (for example, mergers and capital increases) which result in a change in the number of outstanding shares greater than 10%, the number of outstanding shares will be adjusted in the FTSE MIB Index at the end of the corporate action period.  All other changes to shares outstanding will occur at the quarterly review; to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis.  When there is a change larger than 10% in the number of shares or in the IWF of a constituent, the FTSE MIB Index will be adjusted to reflect the new market capitalization.  This change will be performed at the end of the day and will trigger a divisor update.  In the case where a shares in issue or IWF change is a result of a “market wide event” such as an institutional placement, sell down via a book build or partial takeover offer, FTSE may decide to implement changes in IWF that are greater than 3%.  All announcements regarding ongoing changes to shares and IWFs will be done on a “best efforts” basis.  While the primary source for IWF changes is CONSOB, public announcements of sell downs and Patti di Sindacato changes by the companies themselves will be sourced where appropriate.  Similarly, the BIt Official List is the primary source for share changes.  However, a public announcement of an institutional placement by a company or of the results of a capital increase may call for FTSE to announce a change to shares outstanding prior to the Official List being updated.

Adjustments will also be made in the event of certain corporate actions such as rights offerings, special dividends, splits, reverse splits and spin-offs.

 Changes to the Classification of Constituent Shares

 The FTSE MIB Index constituents are classified into Industries, Supersectors, Sectors and Subsectors, as defined by the ICB.

Changes to the classification of a company within the FTSE MIB Index will be advised by FTSE and the necessary adjustments will be made to the relevant industry sectors at the same time that the constituent changes are implemented.  Where a constituent is the subject of a merger, restructure or complex takeover which results in a constituent (or part of a constituent) being absorbed by another, the industry classification of the resulting constituent(s) will be reviewed by FTSE.

 Any adjustment resulting from a change in a company’s classification will be implemented at the same time that any relevant constituent changes are implemented in the FTSE MIB Index.

Periodic changes to the industry classification of a company are agreed and announced by FTSE.  Such changes will be implemented after the close of the index calculation on the next working day following the third Friday of each month.

 Index Calculation

The FTSE MIB Index uses prices from actual trades on the MTA and MIV electronic share trading platform of the BIt during official market hours.  The last Index value is calculated using closing auction prices or, if there is no closing auction price for a particular constituent, the last price traded as at the end of the continuous trading phase.  BIt’s closing price is used by BIt’s Market Supervision division in the calculation of K factors to be applied to the FTSE MIB Index for corporate actions.  BIt’s reference price plays no part in the FTSE MIB Index calculation.

The FTSE MIB Index is calculated using a base-weighted aggregate methodology.  This means the level of an index reflects the total float-adjusted market value of all of the constituent stocks relative to a particular base period.  The total market value of a company is determined by multiplying the price of its stock by the number of shares in issue (net of treasury shares) after adjusting for float.  An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

The FTSE MIB Index value It, at time t, is calculated using the following formula:

It = Mt / Dt

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Where Mt = total free float adjusted market capitalization at time t, equal to:

Mt = Σi pit x qit x IWFit

And

pit = The last traded price, at time t, of the ith-share. Where the shares of one of the constituents are suspended, the FTSE MIB Index is calculated using the price of the latest trade concluded before the suspension.

qit = Number of shares in the FTSE MIB Index. The number of shares in issue for the security ith, net of treasury shares.

IWFit = Investable Weighting Factor (adjusted for capping) for the ith share.

Dt = Value of the FTSE MIB Index divisor at time t.

License Agreement

FTSE and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE in connection with certain financial products, including the securities.  All rights to the FTSE MIB Index are owned by FTSE, the publisher of the FTSE MIB Index.  Citigroup Global Markets Inc. and its affiliates disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE MIB Index.  In addition, none of the LSE, the Financial Times and FTSE has any relationship to Citigroup Global Markets Inc. or the securities.  None of the LSE, the Financial Times and FTSE sponsors, endorses, authorizes, sells or promotes the securities, or has any obligation or liability in connection with the administration, marketing or trading of the securities.

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